EXHIBIT 10.18

TASER International	Cartridge Assembly Line
ATS Conditions of Sale
1. ENTIRE AGREEMENT
. The Agreement or Contract between ATS and TASER International (Buyer) shall consist of (in the following order of priority) Buyer’s Purchase Order to ATS, TASER International Machine Performance Specification and Requirements [Final Rev A clean 6.29.2007], ATS Quotation [SWT 02-07-132333 Rev 1 dated May 10, 2007] as amended by Buyer’s Purchase Order and ATS Conditions of Sale [Taser (Final Rev A redlined — 6.29.2007)]. This Agreement or Contract shall constitute and create the entire agreement between ATS and Buyer and shall supersede all prior discussions, correspondence and proposals (such agreement, as may be amended, modified or supplemented from time to time in writing, the “Contract”) with respect to the purchase of the AAM and/or Deliverables.
2. DESIGN CHANGES
ATS shall provide Buyer with ATS’s documented ISO procedures regarding the processing of design changes prior to any design change. BUYER AGREES TO FOLLOW ATS’ DOCUMENTED ISO PROCEDURES REGARDING THE PROCESSING OF DESIGN CHANGES AND SHALL ENSURE THAT ALL CHANGES ARE PROPERLY APPROVED BY BUYER’S AUTHORIZED PERSONNEL WITHOUT DELAY. The Buyer is responsible and shall pay ATS all increased costs, including overheads and profit thereon due to Buyer’s changes in design or specifications. ATS overhead and profit for any design changes shall not exceed the burdened rates provided by ATS to Buyer. Any design study requested by Buyer to estimate the cost of a proposed change in design or specifications shall be made by the ATS personnel assigned to the original design. If the Buyer authorizes the proposed change, the Contract price shall be increased or decreased by the amount quoted by ATS for the proposed change, unless otherwise agreed between Buyer and ATS, and the contract schedule shall be extended or compressed as mutually agreed by the parties based on the amount of time stated in the ATS design study, or equal to the time lost or gained by reason of the change. The schedule for all materials or components affected by any design study shall be extended by a period of time equal to the hold time, if any, associated with such study, whether or not the Buyer authorizes or approves the proposed change.
3. EQUIPMENT SAFETY
ATS shall build the ATS Product to comply with ATS’ interpretation of applicable (OSHA or CSA) safety standards. ATS shall review equipment safety including guarding designs with the Buyer at a design review meeting with the intent to maximize operator safety, particularly with respect to all pinch points and moving parts. Buyer shall advise ATS of any required equipment safety or guarding changes no later than five (5) business days following the date of such design review meeting. Unless provided for in the specifications, if Buyer requests deviation from ATS’ interpretation of the applicable safety standards, this shall be considered a Design Change (See Article 2).
4. EXCUSABLE DELAYS
ATS shall not be liable for delays in delivery or performance, or for failure to manufacture, deliver or perform, due to:
(i)	a cause beyond ATS’ reasonable control; provided such delay could not have been prevented by sufficient advance logistical planning;

(ii)	an act of God, act of a public enemy, compliance with laws, governmental acts or regulations, fire, accident, unusually severe weather, act of civil or military authority, Governmental priority, strike or other labour disturbance, flood, epidemic, war, riot, delay in transportation or car shortage; or

(iii)	acts of the Buyer including, failure of Buyer to supply to ATS within five (5) business days with all necessary information, required sample parts or other specified items required by ATS to design, manufacture, test and install the ATS Product, failure or delay by Buyer to approve or reject proposed design changes, changes of scope, design or specification made by Buyer which result in additional time being required to design, manufacture, test and install the ATS Product; failure or delay by Buyer to release to ATS those portions of Buyer’s plant required by ATS for installation of the ATS Product; interference by Buyer or Buyer’s trades during installation; failure or delay of Buyer to advise ATS of required equipment safety or guarding changes within five (5) business days of design review meeting.
ATS will notify the Buyer promptly of any material delay excused by (i) and (ii) above and will specify the revised delivery date as soon as practicable. In the event of any such delay, there will be no termination arising from the delay (except for Buyer’s right to terminate for convenience under Article 11) and the date of delivery or of performance shall be extended for a period equal to the time lost by reason of delay.
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In the event of any delay arising as contemplated in (iii) above, the Buyer shall pay ATS compensation for its documented costs actually incurred resulting directly from such delay, including carrying charges, transportation charges, storage charges, travel charges, and personnel charges. ATS will, at Buyer’s request, provide Buyer with documentation supporting such costs.
5. DELIVERY, TITLE AND RISK OF LOSS
Delivery dates specified are best expected dates and are subject to events as described in Section 4 above. Unless otherwise specified in the ATS Quotation, delivery will be made to the FOB Buyer facility, skidded for domestic truck shipment. ATS shall be responsible for freight transportation, insurance, shipping, storage, import duty, brokerage, handling, demurrage, or similar charges to deliver to Buyer’s facility. If such charges are by the terms of sale included in the Contract price, any increase in rates becoming effective after the date of Contract shall be for the account of and responsibility of the Buyer. Risks of loss or damage shall pass to the Buyer on delivery at Buyer’s facility, however, title to the ATS Product will not pass to the Buyer until payment has been received in full. ATS shall not be responsible for unloading the ATS Product at Buyer’s facility.
6. FACTORY ACCEPTANCE AND SITE ACCEPTANCE
The following provisions apply with respect to the acceptance of any products forming part of the ATS Product:
a)	ATS and Buyer have agreed on a test plan (“Test Plan”) for the FAT (as defined below) and the SAT (as defined below).

b)	A factory acceptance test (“FAT”) shall be performed at ATS’s facility and shall commence within five (5) business days of notice from ATS confirming completion of the ATS Product or at such other time as may be agreed upon in writing by the parties. Such testing shall be carried out in accordance with the Test Plan. The FAT shall be deemed successful when the results of the testing are in compliance with the Test Plan’s criteria.

c)	A Buyer site acceptance test (“SAT”) shall be performed at Buyer’s facility within five (5) business days of the completion of installation of the ATS Product at Buyer’s site. Such testing shall be carried out in accordance with the Test Plan. The SAT shall be deemed successful when the results of the testing are in compliance with the Test Plan’s criteria and approved by Buyer.

d)	ATS shall carry out such remedial work as is necessary to achieve a successful FAT and SAT at no additional charge to Buyer, provided that any changes requested by Buyer beyond those set forth in the Specifications may require additional charges which shall be determined by mutual agreement by both parties and reflected in a change order executed by the parties in accordance with Section 2. Once remedial work is complete, the ATS Product will be re-tested and this process shall continue for a reasonable time until a successful FAT and SAT is achieved.

e)	Notwithstanding anything to the contrary, FAT and/or SAT will be deemed successfully completed in the event that Buyer fails to allow ATS to conduct the tests within the prescribed timeframe referred to above or in the event Buyer does not provide the production quality sample parts or other inputs required by the Test Plan within such timeframes.
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7. INSTALLATION SERVICES
Installation services are included in the quoted price, except that Buyer is responsible for unloading the AAM from the truck and moving it to its location within Buyer’s facility. ATS agrees to be responsible for any damage caused to the AAM from normal rigging procedures. When installing the equipment at Buyer’s site, ATS confirms that it will not complete final electrical or compressed air hook-ups to Buyer’s power supply and Buyer is responsible for having its own electricians complete such connections. In the event that local by-laws, ordinances or regulations in effect at Buyer’s site require certain inspections, approvals or supervision of such hook-ups, Buyer is responsible for arranging these as required.
8. LIMITED WARRANTY
Except as otherwise provided herein, ATS warrants that the ATS Product will be free from defects in design, manufacture, workmanship, material and installation and shall conform to the TASER Machine Performance Specifications and Requirements EN-SPEC-AAM-001 Rev A and ATS Quotation SWT02-07-132333 Rev 1, dated May 9, 2007 for a period of thirty-six (36) months from SAT or thirty-eight (38) months from the date of shipment from ATS’ facilities, whichever occurs first. Upon prompt notification from the Buyer of any failure of the ATS Product to conform to this warranty during the warranty period, and provided the ATS Product has been properly installed, maintained and operated in accordance with ATS recommended procedures, ATS will make repairs, adjustments, or replacements to the defective part(s) at ATS’ option. ATS shall have no responsibility for, and does not warrant against, any problems that occur as a result of improper use of the ATS Product or failure to properly install, maintain and operate it in accordance with ATS’s recommended procedures, or alteration to it by any party other than ATS or those authorized by ATS to do so. Buyer shall maintain accurate and complete records regarding equipment operation and maintenance and service procedures performed on the ATS Product. The Buyer agrees to return the defective part to ATS at the Buyer’s expense. ATS will return corrected or replacement parts to the Buyer CPT Buyer’s plant. ATS’s warranty includes ATS manufactured components, industrial Rockwell components, conveyors, including Supertrak, bowl feeders, hoppers, pick and place units, grippers for pick and place units, winders, gear boxes, indexers and pneumatic presses. ATS’ warranty excludes consumable items and wear parts, such as but not limited to belts, bulbs, lamps, fuses, o-rings, filters, fiber guides, printer ribbons or cartridges, lubricants, solvents or chemicals, sensors, motors, all pneumatic devices, drills, dispensing equipment, punch die, pad printer and sensor cables which by their nature require periodic replacement.
With respect to third party equipment integrated into the ATS Product, warranties for such items are limited to the warranty extended to ATS by the supplier; however ATS will use its best efforts to obtain extended warranties when available. These third party equipment includes: o-ring feeders, Branson welders, lasers, weigh scales, test instruments, gas filling equipment, robots, oven and arc weld. ATS hereby assigns to the Buyer all warranties received from its suppliers to the extent ATS is able to and agrees to assist the Buyer in making any claim pursuant to the said warranties.
ATS MAKES NO OTHER WARRANTY, EXPRESSED OR IMPLIED, AND HEREBY EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
9. SPARE PARTS
ATS agrees that it will, for a period of seven (7) years after the warranty period, make available the necessary resources to service the ATS Products and sell to Buyer all necessary spare parts, at prevailing price, delivery and payment terms, required for maintenance and repair of the Products. The parties acknowledge that in the event that spare parts consisting of or including components manufactured by a third party supplier and not manufactured by ATS cease to be available from such third party supplier, ATS shall be entitled to identify a suitable replacement or work-around solution for such spare parts. After such seven(7) year period has expired, Buyer may request that ATS continue to support the ATS Products or supply spare parts and, if ATS does not choose to continue to support such Products or supply such spare parts, ATS agrees to provide Buyer, upon receipt of a written request from Buyer therefore, with an opportunity for Buyer to make final purchases of any spare parts then in the possession of ATS and supply Buyer with copies of all manufacturing drawings of spare parts that are manufactured by ATS so that Buyer can maintain the Products, provided that Buyer shall only be able to use such drawings to make or have made spare parts for ATS Products supplied by ATS and for no other purpose.
10. PATENTS
ATS warrants that the ATS Product shall be delivered free of any rightful claim of a third party for infringement of any valid Canadian or United States patent. Upon prompt notification from Buyer in writing and given all the reasonably necessary authority, information and assistance for the defence of same, ATS shall defend or settle in its sole judgement, at ATS’ expense, any suit or proceeding brought against the Buyer based upon a claim that the ATS Product constitutes an infringement of such a patent. ATS shall pay all damages and costs awarded against the Buyer due to such infringement.
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In case the ATS Product is held in such suit to constitute an infringement and its use is enjoined, ATS shall, at its expense and option, either procure for the Buyer the right to continue to use the ATS Product, or replace same with a non-infringing product or part having the same functionality, or modify same so it becomes non-infringing, without diminution in functionality or remove the ATS Product and refund the purchase price of the infringing part of the ATS Product (less depreciation for any period of use on a straight line basis over a period of ten (10) years from the date of the applicable Purchase Order) and any transportation costs separately paid by the Buyer.
The patent warranty shall not apply to: (i) any product or part which is modified or manufactured to the Buyer’s design to the extent infringement results from Buyer’s design; (ii) any product of a third party as specified by the Buyer incorporated in the ATS Product; (iii) the use of any ATS Product furnished to Buyer in combination with other products not furnished by ATS, unless the ATS Product, per se, infringes the asserted patent; or (iv) any infringement relating to Buyer’s prescribed manufacturing processes. As to any such excluded product or part thereof, ATS assumes no liability whatsoever for patent infringement and the Buyer shall hold ATS harmless against any infringement claim arising therefrom.
THE FOREGOING STATES THE ENTIRE LIABILITY OF ATS FOR PATENT INFRINGEMENT BY THE ATS PRODUCT OR ANY PART THEREOF.
11. CONFIDENTIALITY, PROPERTY RIGHTS & SOFTWARE LICENSES
Each party (the “Recipient”) agrees to keep and maintain the confidentiality of the confidential information of the other party hereto (the “Owner”). This Contract imposes no obligation on the Recipient where such information (i) was known to the Recipient prior to receipt of the information on a non-confidential basis, (ii) is or becomes a matter of public knowledge or publicly available through no fault of the Recipient, (iii) is rightfully received by Recipient on a non-confidential basis from a third party, (iv) is independently developed by Recipient without use of or reference to the information from Owner as established by the written records of Recipient; or (v) is publicly disclosed by Recipient with Owner’s prior written approval. Recipient agrees to protect the information in strictest confidence by using the same degree of care to prevent the unauthorized use, dissemination or publication of the information as Recipient uses to protect its own confidential information, provided that in no case shall such standard of care be less than a reasonable degree of care. Recipient may disclose such information only to those of Recipient’s employees, advisors, consultants, and vendors who have a need to know such information provided that such employees, advisors, consultants, agents and vendors are under obligations of confidentiality to maintain the confidentiality of such confidential information. Recipient shall not use the confidential information of the Owner for any purpose other than as necessary to carry out the purposes of this Contract.
ATS shall and does irrevocably grant and assign to Buyer the proprietary rights in and to any and all of the deliverables first developed or conceived during performance of and otherwise resulting from the Contract other than those that constitute ATS Proprietary Technology (as defined below). Notwithstanding any provision, express or implied, to the contrary, and for the purposes of clarity, the parties confirm that ATS shall retain all proprietary rights to any ATS Proprietary Technology forming part of the Services and other Deliverables provided under the Contract. “ATS Proprietary Technology” means any and all technology, know-how, trade secrets, inventions, and software and other intellectual property that: (i) is or was developed, conceived or acquired by ATS prior to or outside the scope of this Contract, or (ii) is owned by a third party and that ATS has obtained rights to independently of this Contract, or (iii) is an improvement and/or modification to ATS Proprietary Technology, or (iv) is developed or conceived during the course of performance under this Contract (“New Developments”), to the extent such New Developments relate to mechanical and electronic devices used to automatically convey, grip, locate, orient, manipulate, alter, inspect, test or sense materials or products as part of an automated process. Buyer shall have and ATS hereby grants to Buyer, an irrevocable, non-exclusive, world-wide, royalty-free, perpetual right and license to use such ATS Proprietary Technology as has been incorporated into the Services and/or Deliverables solely to operate, modify, and maintain the Deliverables provided under the Contract.
The ATS Product may use computer software. Computer software that is custom developed by ATS specifically for the Buyer under the terms of the Contract (“Custom Software”) shall be delivered to the Buyer with the ATS Product, including source code. All title, right and interest in such Custom Software shall vest in Buyer upon full payment for the ATS Product. Computer software of third party suppliers (Third Party Software) may also be integrated into the ATS Product. ATS shall assign all rights afforded under the licenses for such Third Party Software to the Buyer and Buyer shall assume all obligations under any such software licenses, except for the payment of any royalties. The ATS Product may also include software that has been developed by ATS, at ATS expense, for general use in the products ATS manufactures (“ATS Software”). ATS Software is proprietary to ATS. Upon full payment for the ATS Product, such ATS Software shall be licensed to the Buyer on a non-exclusive basis for use solely to operate and maintain the ATS Product by the Buyer. All software, whether ATS software of third party software, shall be provided to Buyer on a royalty free basis.
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12. LIMITATIONS OF LIABILITY AND REMEDIES
IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, SHALL EITHER PARTY OR ITS SUPPLIERS OR SUBCONTRACTORS BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFIT OR REVENUES, LOSS OF USE OF THE ATS PRODUCT OR ANY ASSOCIATED EQUIPMENT, DAMAGE TO ASSOCIATED EQUIPMENT, COST OF CAPITAL, COST OF SUBSTITUTE PRODUCTS, FACILITIES, SERVICES OR REPLACEMENT EQUIPMENT, DOWN TIME COSTS, OR CLAIMS OF BUYER’S CUSTOMERS FOR SUCH DAMAGES. IF THE BUYER TRANSFERS TITLE TO OR LEASES THE ATS PRODUCT TO ANY THIRD PARTY, THE BUYER SHALL OBTAIN FROM SUCH THIRD PARTY A PROVISION AFFORDING ATS AND ITS SUPPLIERS AND SUBCONTRACTORS THE PROTECTION OF THE PRECEDING SENTENCE.
EXCEPT FOR LIABILITY ARISING FROM (I) ATS’S WILLFUL MISCONDUCT, OR (II) ATS’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 10, IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, SHALL EITHER PARTY’S LIABILITY TO THE OTHER PARTY FOR ANY LOSS OR DAMAGE ARISING OUT OF, OR RESULTING FROM THIS CONTRACT, OR FROM ITS PERFORMANCE OR BREACH, OR FROM THE PRODUCTS OR SERVICES FURNISHED HEREUNDER, EXCEED THE PRICE OF THE SPECIFIC PRODUCT OR SERVICE WHICH GIVES RISE TO THE CLAIM. EXCEPT AS TO TITLE, ANY SUCH LIABILITY SHALL TERMINATE UPON THE EXPIRATION OF THE WARRANTY PERIOD SPECIFIED IN “LIMITED WARRANTY” (ARTICLE 9).
If ATS furnishes the Buyer with advice or other assistance which concerns the ATS Product or any system or equipment in which the ATS Product may be installed and which is not required pursuant to this Contract, the furnishing of such advice or assistance will not subject ATS to any liability, whether in contract, warranty, tort (including negligence), or otherwise.
THE REMEDIES PROVIDED EITHER PARTY IN THE CONTRACT ARE SUCH PARTY’S SOLE AND EXCLUSIVE REMEDIES.
13. TERMINATION BY BUYER FOR CONVENIENCE
Buyer may terminate the Contract in whole or in part for Buyer’s convenience. In the event of such termination, Buyer shall pay ATS upon demand for all costs and expenses already incurred or commitments made by ATS for materials and labour, including, without limitation, design, processing, handling, fabrication, packing, shipping, travel, supplier termination, and restocking charges, plus reasonable amounts for overhead and profit. ATS shall not be entitled to anticipated profit or anticipated overhead charges.
14. TERMINATION BY ATS FOR CAUSE
If Buyer becomes insolvent or bankrupt or breaches a provision of the Contract and does not remedy such breach within twenty (20) calendar days of written notice by ATS, ATS may terminate the Contract in whole or in part effective twenty (20) calendar days after said notice was given. In the event of such termination, ATS shall have the right to take possession of all materials and components related to the ATS Product in whatever stage of design, manufacture, or installation it is at such time, except such ATS Product which has already been delivered and paid in full by Buyer. ATS shall be under no obligation to finish the work, provide further support or information, or provide further ATS Product. In the event of such termination, Buyer shall pay ATS for all work performed prior to the termination, including costs and expenses already incurred and commitments made by ATS plus reasonable expenses incurred after termination to recover or protect the ATS Product and related materials and components, plus reasonable amounts for overhead and profit on the foregoing. ATS shall not be entitled to compensation for anticipated profit or anticipated overhead charges.
15. TERMINATION BY BUYER FOR CAUSE
If ATS becomes bankrupt or insolvent or breaches a provision hereof and does not remedy such breach within twenty (20) calendar days of being given written notice by Buyer, Buyer may terminate the Contract in whole or in part, at its option in its sole discretion, effective twenty (20) calendar days after such notice was given. In the event of such termination, Buyer shall have the right, at its option and in its sole discretion, to take possession of the ATS Product (in whatever state of design or manufacture it is at such time) immediately and shall have a right to receive a refund of all amounts paid to ATS hereunder, less an amount representing payment for all work performed and deliverables provided by ATS to the date of such termination and Buyer shall be relieved of any obligation to make any future payments to ATS; or, in the alternative, in the event the termination occurs due to ATS’s bankruptcy or insolvency or if the breach occurs prior to acceptance of the MAT by Buyer and is not cured within within 20 days after written notice of such breach, reject the AAM, cancel the Purchase Order and receive a full refund of all moneys paid to ATS. ATS shall not be entitled to anticipated profit or anticipated overhead charges. Upon election to take possession of the AAM and make such payment, Buyer shall have the right to the continued use of the ATS Product, including
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the related materials and components, and Buyer may then finish the work by any reasonable means Buyer deems appropriate. THE REMEDY PROVIDED TO BUYER IN THIS ARTICLE SHALL BE BUYER’S SOLE AND EXCLUSIVE REMEDY IN RESPECT OF ANY BANKRUPTCY OR INSOLVENCY OF ATS AND IN RESPECT OF ANY BREACH OF THIS CONTRACT BY ATS, OTHER THAN IN RESPECT OF EVENTS DESCRIBED IN LIMITED WARRANTY (ARTICLE 9) OR PATENTS (ARTICLE 10).
16. TAXES
The prices quoted by ATS are exclusive of all applicable federal, state/ provincial or local taxes, unless otherwise stated. The Buyer shall pay the gross amount of any present or future sales, use, excise, value added, or other similar tax applicable to the price, sale or delivery of any ATS Product or services furnished hereunder or to their use by the Buyer or ATS. The Buyer shall furnish ATS with evidence of exemption from any such taxes acceptable to the taxing authorities. The Buyer shall assess and remit any applicable tax to taxing authorities not otherwise invoiced by ATS.
17. ASSIGNMENT
Neither party shall assign the Contract without the prior written consent of the other party; provided, however, that Buyer may assign this Contract to any affiliate of Buyer. Buyer shall in such circumstances remain liable for all obligations under this Contract. For purposes of this provision, an “affiliate” of buyer shall be any business entity that controls, is controlled by or is under common control with Buyer.
18. AGENCY
ATS and the Buyer are independent contractors. No agency relationship or partnership exists between them, and neither of them has the right to enter into a contract on behalf of or as an agent or representative of the other.
19. NOTICES
All notices required or permitted under this Contract shall be in writing and personally delivered or mailed, by registered mail, return receipt requested. Facsimile transmission to the address or facsimile number set out on the ATS Quotation will not be considered a legal notice and must be confirmed with the delivered or mailed original. ATS or Buyer may change their respective addresses by written notice to the other.
20. SURVIVAL BEYOND COMPLETION
The rights and obligations of each party with respect to confidentiality, indemnification, limitations of liability, disclaimers, representations, warranties, and other terms and conditions set forth herein shall survive termination of the Contract or Final Acceptance of the Work.
21. GOVERNING LAW
The validity, interpretation and performance of the Contract shall be governed by and construed in accordance with the laws of the State of Arizona, USA. Buyer and ATS hereby submit to the non-exclusive jurisdiction of the Courts situated in the State of Arizona for resolution of disputes arising with respect to this Contract.
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TASER Material and Supply Purchase Requisition Form

Date: July 2, 2007	Date Needed: July 2, 2007

Requested by: Dan Behrendt	Department: Production
Approved by:   Board of Directors (see attached resolution)
PO#:

Vendor:	ATS Automation Tooling Systems, Inc., Automation Systems Devision, 250 Roayal Oak Road, Cambridge, ON, Canada N3H 4R6
Vendor Local Address:   ATS Southwest, Inc., 10900 N. Stgallard Place, Tucson, AZ 85737
Vendor Contact &Phone:   Daniel Alcombright, General Manager, Phone: 520-575-9446, ext. 251
Vendor Fax:   520-575-9562
Project Description:   TASER Cartridge Automated Assembly Machine

Ship Via:	Vendor Select

Ship Terms:	FOB TASER Facility

Terms:	See Payment Terms below

Line	Item #	Rev	Size	Color	Delivery	Quantity	UOM	Unit Price	Amount
1	TASER Cartridge Automated Assembly Machines (AAM) or (ATS Product)	N/A	*	**	Ship to TASER on 5/25/2008***	5 Zones plus other Deliverables*	N/A	N/A	$7,767,600.00 inclusive of all taxes, freight and all items included in Investment Summary* All System Options Are Rejected

*	See ATS Quotation SWT02-07-132333Rev 1 Dated May 9, 2007 as revised and amended pursuant to this Purchase Order.

**	All exposed machinery, parts and surfaces (except anodized aluminum, stainless steel and safety related surfaces) to be finished in a uniform manner with TASER colors of grey, silver and black with

TASER logos (artwork provided by TASER, ATS shall provide the necessary tags based on TASER artwork) to cover all manufacturer advertising tags containing letters taller than 1² to appear as though it is a TASER specific machine. Markings related to component identification (for maintenance purposes) and human safety will be allowed. TASER to approve exceptions, painting scheme and colors as part of the design review

***	AAM will be fully installed at TASER’s facility, and be functional, operational and ready for start of SAT on June 10, 2008. ATS shall not ship or deliver the AAM to TASER until such time as it successfully completes the FAT to TASER’s reasonable approval.
Payment Terms:
•	20% of total purchase price with delivery of TASER purchase order

•	20% of total purchase price net 30 days after TASER approval of AAM design

•	10% of total purchase price net 30 days after start of AAM assembly

•	10% of total purchase price net 30 days after TASER acceptance of Modular Acceptance Test (MAT) for each AAM zone. MAT shall equal an eight hour production of 6,150 assemblies to TASER specification with no faults on an equivalent basis per a two hour burst test.

•	10% of total purchase price net 30 days after TASER approval of ATS plan to achieve 100% of FAT

•	15% of total purchase price net 30 days after delivery of AAM at TASER facility. In the event that the AAM is not shipped to TASER facility by May 25, 2008, then the terms of this payment shall be net 60 days.

•	15% of total purchase price net 60 days after TASER approval of Site Installation and Site Acceptance Testing (SAT). In the event that the AAM is not shipped to TASER facility by May 25, 2008, then the terms of this payment shall be net 90 days.
For the purpose of this Purchase Order, ATS shall refer to ATS Automation Tooling Systems Inc. and TASER or Buyer shall refer to TASER International, Inc. This Purchase Order incorporates the following documents by reference as modified or amended, which documents are made a part hereof as though fully set forth herein, in the following order of priority:
1.	TASER Purchase Order

2.	TASER Machine Performance Specifications and Requirements EN-SPEC-AAM-001 Rev A Final dated June 29, 2007,

3.	ATS Investment Summary dated June 1, 2007 (All System Options are rejected)

4.	ATS Quotation SWT02-07-132333Rev 1 Dated May 9, 2007, subject to the following revisions:
a)	Zone #1 Technical Review, Design for Assembly-1 Revised Design of Gas Capsule, DFA Steps, page 15, substitute 304L stainless steel for the gas capsule for laser weld.

b)	Zone #1 Process Validation, ATS shall perform all Process Validation steps for Zone #1, Stations 14 & 22 on page 16, Stations 16 & 18 on page 17, and Station 20 on page 17.

c)	Zone #2, Process Validation, Station 18, ATS shall perform the second Process Validation Step on page 15.

d)	Zone #3, Process Validation, Station 34, ATS shall perform all Process Validation Steps on page 21.

e)	Zone #4, Process Validation, Station 16, ATS shall perform all Process Validation Steps on page 18.

f)	Zone #5, Process Validation, Station 12, ATS shall perform all Process Validation Steps on page 14.

g)	[ATS Comments: Please see revised ATS Conditions of Sale for details on software licenses.]

h)	General Clarifications & Deliverables, the cosmetic guarding proposed on page 1 is rejected.

i)	General Clarifications & Deliverables, all machinery, guarding, shields and parts shall meet all required federal and state regulations.

j)	General Clarifications & Deliverables, all as built documentation shall be provided in electronic format for the AAM including , but not limited to all parts and components and in hardcopy format for all but software source code, detailed mechanical, electrical and hydraulic drawings.

k)	Project Management, the testing and acceptance criteria for both Factory Acceptance Testing (FAT) and Site Installation Testing (SAT) shall be inclusive of Sections 4.7.2, 4.7.3, 4.7.4, 4.7.5 and 4.7.6 of TASER’s Automated Assembly Machine Performance Specifications and Requirements.
5.	ATS Conditions of Sale, TASER version, as revised dated June 29, 2007

Requestor:

Dan Behrendt

Date: July 2, 2007